Exhibit 10.60

ABBOTT LABORATORIES
NON-QUALIFIED STOCK OPTION AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) an Option (the “Option”) to purchase a total of «NQSOs» Shares, at the price of $«Option_Price» per Share (the “Exercise Price”), such price being not less than 100% of the Fair Market Value of the Shares on the Grant Date.

The Option is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Option granted to the Employee are as follows:

1.             Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)           Agreement:  This Non-Qualified Stock Option Agreement.

(b)           Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(c)           Controlled Group:

(i)            Abbott and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of subsections 414 (b), (c), or (m) of the Code) with Abbott; and

(ii)           during the period of the TAP Pharmaceutical Products Inc. (“TAP”) joint venture between Takeda Pharmaceutical Company Limited and Abbott ending April 30, 2008, TAP and any corporation, partnership and proprietorship under common control (as defined above) with TAP.

(d)           Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(e)           Disability:  Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(f)            Employee’s Representative:  The Employee’s legal guardian or other legal representative.

(g)           Option:  The Non-Qualified Stock Option granted pursuant to this Agreement.

(h)           Program:  The Abbott Laboratories 2009 Incentive Stock Program.

(i)            Retirement:

(i)            Except as provided under (iii) below, for employees hired by the Controlled Group prior to January 1, 2004, Retirement means any of the following:

(A)          age 50 with 10 years of service;

(B)          age 65 with at least three years of service; or

(C)          age 55 with an age and service combination of 70 points, where each year of age is one point and each year of service is one point.

(ii)           Except as provided under (iii) below, for employees hired by the Controlled Group after December 31, 2003, Retirement means any of the following:

(A)          age 55 with 10 years of service; or

(B)          age 65 with at least three years of service.

(iii)          For participants in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, Retirement means any of the following:

(A)          age 55 with 10 years of service; or

(B)          age 65 with at least three years of service.

(iv)          For purposes of calculating service under this Section 1(i), except as otherwise provided by the Committee or its delegate, service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group.

(v)           If an Employee has a Termination and (A) as of the date of that Termination met the definition of Retirement, and (B) is subsequently rehired by a member of the Controlled Group, then for purposes of this Agreement that Employee will continue to be treated as meeting the definition of Retirement.

(j)            Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.  Any Termination shall be effective on the last day the Employee performs services for or on behalf of the Company or its Subsidiary, and employment shall not be extended by any statutory or common law notice of termination period.

2.             Term of Option.  Subject to Sections 5 and 6, the Employee may exercise all or a portion of the vested Option at any time prior to the 10th anniversary of the Grant Date

(the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only.  In no event shall the Option be exercisable on or after the Expiration Date.  To the extent the Option is not exercised prior to the Expiration Date (or any earlier expiration of the Option pursuant to Sections 5 and 6), it shall be canceled and forfeited.

3.             Vesting.  The Option shall vest and become exercisable as follows:

(a)           on the first anniversary of the Grant Date, one-third of the total number of Shares may be purchased;

(b)           on the second anniversary of the Grant Date, two-thirds of the total number of Shares may be purchased; and

(c)           on the third anniversary of the Grant Date, the Option may be exercised in full.

The Option is not earned and the Employee has no right to purchase the underlying Shares until an event described above occurs.  The vesting described above is cumulative, so that at each vesting date an additional amount of Shares is available for purchase and remains available until the Option’s Expiration Date or such earlier date determined pursuant to Section 5 or 6 below.

4.             Exercise of the Option.  To the extent vested, the Option may be exercised in whole or in part as follows:

(a)           Who May Hold/Exercise the Option.

(i)            General Rule - Exercise by Employee Only.  During the lifetime of the Employee, the Option may be exercised only by the Employee or the Employee’s Representative.

(ii)           Death Exception.  If the Employee dies, then the Option may be exercised only by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.  Such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(iii)          Transferability.  Except as otherwise provided by the Committee or its delegate, the Option is not transferable other than by will or the laws of descent and distribution.  It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void.

(b)           Method of Exercise.  Subject to the requirements of local law, the Option may be exercised only by:

(i)            delivery to the designated employee or agent of the Company of a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and payment of the full Exercise Price of the Shares being purchased in cash or with other Shares held by the Employee having a then Fair Market Value equal to the Exercise Price;

(ii)           delivery of a properly-executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price;

(iii)          a combination of (i) and (ii) above; or

(iv)          any other manner approved by the Committee from time to time.

Each method of exercise requires payment of the full amount of any federal, state, local or other applicable taxes which the Company believes are required to be withheld and paid with respect to such exercise, as described below.

(c)           Payment of Taxes.  The Employee may satisfy any federal, state, local or other applicable taxes arising from any transaction related to the exercise of the Option pursuant to this Agreement by:

(i)            tendering a cash payment;

(ii)           having the Company withhold Shares from the Option exercised to satisfy the minimum applicable withholding tax;

(iii)          tendering Shares received in connection with the Option back to the Company; or

(iv)          delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

The Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Employee upon any exercise of the Option or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Employee such amount as may be necessary in the opinion of the Company to satisfy all such tax and withholding obligations.

5.             Effect of Termination or Death on the Option.  By accepting this Option grant, the Employee acknowledges that, except as otherwise provided in this Agreement, in the event of Termination (whether or not in breach of local labor laws), the Employee’s right to vest in the Option under the Program, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) and that the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this Option grant.

(a)           Termination due to Retirement.  Subject to Section 6 below, in the event of Termination due to Retirement, then (regardless of any subsequent death of the Employee) the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(b)           Termination due to Disability.  Subject to Section 6 below, in the event of Termination due to Disability, then (regardless of any subsequent death of the Employee) the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(c)           Termination due to Death of the Employee.  In the event of the death of the Employee during employment, the Option will continue to vest pursuant to Section 3, and the last date on which the Option may be exercised is the day prior to the Expiration Date.

(d)           Termination for Reason Other than Retirement, Disability or Death.

(i)            Options Granted Within Nine Months of Termination.  Any Option granted less than nine months prior to a Termination other than for Retirement, Disability or death shall be cancelled and forfeited immediately upon such Termination.

(ii)           Options Granted Nine Months or More Prior to Termination.  Subject to Section 6 below, an Option granted nine months or more prior to a Termination for any reason other than Retirement, Disability or death, will continue to vest and shall be exercisable to the extent permitted by Section 3 for a three-month period after the Employee’s effective date of Termination, but in no event shall such Option be exercised on or after the Expiration Date.  In the event of the death of the Employee during the three-month period after the Employee’s effective date of Termination, the Option shall continue to vest and be exercisable for a three-month period measured from the date of death, but in no event shall such Option be exercised on or after the Expiration Date.

6.             Effect of Certain Bad Acts.  The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee:

(a)           commits a material breach of the terms and conditions of the Employee’s employment, including, but not limited to:

(i)            material breach by the Employee of the Code of Business Conduct;

(ii)           material breach by the Employee of the Employee’s employment contract, if any;

(iii)          commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(iv)          wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(v)           failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(b)           to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

7.             No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)           form an employment contract or relationship with the Company or its Subsidiaries;

(b)           confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)           interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

8.             Nature of Grant.  In accepting this Option grant, the Employee acknowledges that:

(a)           The Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)           This Option award is a one-time benefit and does not create any contractual or other right to receive future grants of Options, benefits in lieu of Options, or other Program benefits in the future, even if Options have been granted repeatedly in the past;

(c)           All decisions with respect to future Option grants, if any, and their terms and conditions, will be made by the Committee, in its sole discretion;

(d)           Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee;

(e)           The Employee is voluntarily participating in the Program;

(f)            The Option and Shares subject to the Option are:

(i)            extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries, and are outside the scope of the Employee’s employment contract, if any;

(ii)           not intended to replace any pension rights or compensation;

(iii)          not part of the Employee’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its Subsidiaries;

(g)           The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(h)           In consideration of this Option award, no claim or entitlement to compensation or damages shall arise from the Option resulting from Termination (for any reason whatsoever) and the Employee irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim;

(i)            The Option and the Benefits under the Program, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(j)            Neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any Shares acquired upon exercise of the Option, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

9.             Data Privacy.

(a)           Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)            voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)           authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)           Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)           The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)           The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)            obtain confirmation as to the existence of the Data;

(ii)           verify the content, origin and accuracy of the Data;

(iii)          request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)          oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

10.                               Private Placement.  This Option grant is not intended to be a public offering of securities in the Employee’s country.  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this Option grant is not subject to the supervision of the local securities authorities.

11.                               Exchange Controls.  As a condition to this Option grant, the Employee agrees to comply with any applicable foreign exchange rules and regulations.

12.          Compliance with Applicable Laws and Regulations.

(a)           The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

(b)           Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Program and legally applicable to the Employee or deemed by the Company or its Subsidiaries to be an appropriate charge to the Employee even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries.  The Employee further acknowledges that the Company and/or its Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares upon exercise of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

13.                               Code Section 409A.  The Option is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the Option is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

14.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

15.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Employee’s participation in the Program, on the Option and on any Shares acquired under the Program, to the extent the Company or its Subsidiaries determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Employee agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Employee’s country.  In addition, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal obligations under local laws, rules and regulations in the Employee’s country.

16.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

17.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.                               Addendum.  This Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Program.  The Addendum constitutes part of this Agreement.

19.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

20.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Option and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Option.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

21.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.

22.                               Language.  If the Employee has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any state’s conflict of laws principles.

*              *              *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer

ADDENDUM TO THE ABBOTT LABORATORIES
NON-QUALIFIED STOCK OPTION AGREEMENT

In addition to the terms and conditions set forth in the Agreement, the Option is subject to the following terms and conditions.  All defined terms contained in this Addendum shall have the same meaning as set forth in the Program.  If the Employee is employed in a country identified in the Addendum, the additional terms and conditions for such country shall apply.  If the employee transfers residence and/or employment to a country identified in the Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary and advisable to comply with local law or to facilitate administration of the Program.

AUSTRALIA

1.                                      Option Conditioned on Satisfaction of Regulatory Obligations.  If the Employee is: (a) a director of a Subsidiary incorporated in Australia; or (b) a person who is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

2.                                      Australian Offer Document.  In addition to the Agreement and the Program, the Employee must review the Australian Offer Document and the Australian Addendum to the Program for additional important information pertaining to the Option.  Both of these documents can be accessed via the UBS website at www.ubs.com/onesource/abt.  By accepting the Option, the Employee acknowledges and confirms that the Employee has reviewed these documents.

3.                                      Right to Exercise.  Notwithstanding anything in the Agreement or Program to the contrary, if the Option vests when the Fair Market Value per Share is equal to or less than the Exercise Price, the Employee may not exercise the vested Option.  The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per Share exceeds the Exercise Price of the Option.  For the avoidance of doubt, this provision also applies to any Option held by an Employee who transfers to Australia after the Option is granted, as determined by the Committee in its sole discretion.

BRAZIL

Labor Law Acknowledgment. The Employee agrees, for all legal purposes, (i) the benefits provided under the Agreement and the Program are the result of commercial transactions unrelated to the Employee’s employment; (ii) the Agreement and the Program are not a part of the terms and conditions of the Employee’s employment; and (iii) the income from the Option, if any, is not part of the Employee’s remuneration from employment.

CANADA

1.                                      English Language.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

2.                                      Exercise of the Option — No Tendering Previously-Owned Shares.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement or Program to the contrary, if the Employee is resident in Canada, the Employee may not tender Shares that the Employee owns to pay the Exercise Price or taxes in connection with the Option.

CHILE

Private Placement.  The following provision shall replace Section 10 of the Agreement:

In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Option hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Program is not subject to the supervision of the local securities authorities.

CHINA

1.                                      Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

2.                                      Foreign Exchange Control Laws.  As a condition of the Option, the Employee understands and agrees that, due to the exchange control laws in China, the Employee will be required to immediately repatriate the cash proceeds resulting from the cashless exercise of the Option to China.

The Employee understands and agrees that the repatriation of sales proceeds may need to be effected through a special exchange control account established by the Company or its Subsidiaries, and the Employee hereby consents and agrees that sales proceeds from the sale of Shares acquired under the Program may be transferred to such account by the Company on the Employee’s behalf prior to being delivered to the Employee.  The sales proceeds may be paid to the Employee in U.S. dollars or local currency at the Company’s discretion.  If the sales proceeds are paid to the Employee in U.S. dollars, the Employee understands that the Employee will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the sales proceeds are paid to the Employee in local currency, the Employee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the dividends and proceeds to local currency due to exchange control restrictions.  The Employee agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Employee.  The Employee further agrees to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future in order to facilitate compliance with exchange control requirements in China.  The Employee agrees to be subject to these restrictions even after Termination.

Notwithstanding anything to the contrary in the Program or the Agreement, in the event of an Employee’s Termination other than due to Retirement, the Employee shall be required to exercise the Option (to the extent outstanding, vested and otherwise permitted under the Agreement) and/or sell all Shares issued pursuant to the Program no later than 90 days after the date of Termination (or such other period as may be required by the State Administration of Foreign Exchange (“SAFE”)), and repatriate the sales proceeds to China in the manner designated by the Company.  Notwithstanding the foregoing, in the event of an Employee’s Termination by reason of Retirement, the Employee shall be required to exercise the Option

(to the extent outstanding, vested and otherwise permitted under the Agreement) and/or sell all Shares issued pursuant to the Program no later than 180 days after the date of such Retirement (or such other period as may be required by the SAFE), and repatriate the sales proceeds to China in the manner designated by the Company.

Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Employee may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Program, the Agreement and the Option in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

CROATIA

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

DENMARK

Treatment of Options upon Termination.  Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Option upon Termination shall be governed by the Act on Stock Options in Employment Relations.

FINLAND

Withholding of Tax-Related Items.  Notwithstanding anything in Section 4(c) of the Agreement to the contrary, if the Employee is a local national of Finland, any Tax-Related Items shall be withheld only in cash from the Employee’s regular salary/wages or other amounts payable to the Employee in cash, or such other withholding methods as may be permitted under the Program and allowed under local law.

FRANCE

English Language.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

HONG KONG

1.                                      Exercise of Option.  If, for any reason, the Employee exercises the Option within six months of the Grant Date, the Employee agrees that he or she will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

2.                                      IMPORTANT NOTICE.  WARNING:  The contents of the Agreement, the Addendum, the Program, and all other materials pertaining to the Option and/or the Program have not been reviewed by any regulatory authority in Hong Kong.  The Employee is hereby advised to exercise caution in relation to the offer thereunder.  If the Employee has any doubts about any of the contents of the aforesaid materials pertaining to the Option, the Employee should obtain independent professional advice.

3.                                      Wages.  The Option and Shares underlying the Option do not form part of the Employee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

INDIA

Repatriation Requirements.  As a condition to this Option grant, the Employee agrees to repatriate all sales proceeds and dividends attributable to Shares acquired under the Program in accordance with local foreign exchange rules and regulations.

ISRAEL

Indemnification for Tax Liabilities.  As a condition of the grant of the Option, the Employee expressly consents and agrees to indemnify the Company and/or its Subsidiaries and hold them harmless from any and all liability attributable to taxes, interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold any taxes.

ITALY

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

MEXICO

1.                                      Commercial Relationship.  The Employee expressly acknowledges that the Employee’s participation in the Program and the Company’s grant of the Option does not constitute an employment relationship between the Employee and the Company.  The Employee has been granted the Option as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs the Employee, and the Company’s Subsidiary in Mexico is the Employee’s sole employer.  Based on the foregoing: (a) the Employee expressly acknowledges that the Program and the benefits derived from participation in the Program do not establish any rights between the Employee and the Subsidiary in Mexico that employs the Employee; (b) the Program and the benefits derived from participation in the Program are not part of the employment conditions and/or benefits provided by the Subsidiary in Mexico that employs the Employee; and (c) any modifications or amendments of the Program or benefits granted thereunder by the Company, or a termination of the Program by the Company, shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Subsidiary in Mexico.

2.                                      Extraordinary Item of Compensation.  The Employee expressly recognizes and acknowledges that the Employee’s participation in the Program is a result of the discretionary and unilateral decision of the Company, as well as the Employee’s free and voluntary decision to participate in the Program in accord with the terms and conditions of the Program, the Agreement and this Addendum.  As such, the Employee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Employee’s participation in the Program at any time and without any liability.  The value of the Option is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any.  The Option is not part of the Employee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs the Employee.

NETHERLANDS

Waiver of Termination Rights.  The Employee waives any and all rights to compensation or damages as a result of a Termination, insofar as those rights result or may result from: (a) the loss or diminution in value of such rights or entitlements under the Program; or (b) the Employee ceasing to have rights, or ceasing to be entitled to any awards, under the Program as a result of such Termination.

PAKISTAN

1.                                      Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

2.                                      Repatriation Requirements.  As a condition of this Option grant, the Employee agrees to repatriate all sales proceeds attributable to the cashless exercise of the Option acquired under the Program in accordance with local foreign exchange rules and regulations.

3.                                      Exchange Control Obligations.  To the extent applicable, the Employee is required to comply with certain consent and reporting requirements to the State Bank of Pakistan (Pakistan’s central bank) under the exchange control laws of Pakistan.  As the exchange control regulations can change frequently and at times, without notice, the Employee should consult his or her legal advisor prior to exercising an Option or selling Shares under the Program to ensure compliance with current regulations.  Neither the Company nor its Subsidiary in Pakistan accept any liability for any fine or penalties resulting from the failure of the Employee to comply with applicable laws.

PHILIPPINES

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

ROMANIA

1.                                      Termination.  Notwithstanding anything to the contrary in the Program or the Agreement, a Termination shall include the situation where the Employee’s employment contract is terminated as a result of the Employee’s application for retirement to the Romanian House of Pensions.

2.                                      English Language. The Employee hereby expressly agrees that this Agreement, the Program as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language. Angajatul consimte în mod expres prin prezentul ca acest Contract, Programul precum şi orice alte documente, notificǎri, înştiinţǎri legate direct sau indirect de acest Contract sǎ fie redactate sau efectuate doar în limba englezǎ.

RUSSIA

1.                                      Sale or Transfer of Shares.  Notwithstanding anything to the contrary in the Program or the Agreement, the Employee shall not be permitted to sell or otherwise dispose of the Shares acquired pursuant to the Option in Russia.  The Employee may sell the Shares only through a broker established and operating outside Russia.

2.                                      Repatriation Requirements.  As a condition of this Option grant, the Employee agrees to promptly repatriate all funds, including (but not limited to) sales proceeds, attributable to Shares acquired under the Program to a foreign currency account at an authorized bank in Russia in accordance with local foreign exchange rules and regulations.  Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Employee’s failure to comply with applicable laws.

SINGAPORE

Qualifying Person Exemption.  The grant of the Option under the Program is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).  The Program has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore.  Accordingly, statutory liability under the SFA in relation to the content of the prospectuses would not apply.  The Employee should note that, as a result, the Option is subject to section 257 of the SFA and the Employee will not be able to make: (a) any subsequent sale of the Shares in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1.                                      Withholding Taxes.  The following provision supplements Section 4(c) of the Agreement:

By accepting the Option, the Employee agrees to notify the Company’s local affiliate in South Africa that employs the Employee (the “Employer”) of the amount of any gain realized upon exercise of the Option.  If the Employee fails to advise the Employer of the gain realized upon exercise of the Option, the Employee may be liable for a fine.  The Employee will be responsible for paying any difference between the actual tax liability and the amount withheld.

2.                                      Exchange Control Obligations.  The Employee is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, the Employee should consult the Employee’s legal advisor prior to the acquisition or sale of Shares under the Program to ensure compliance with current Exchange Control Regulations.  Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Employee’s failure to comply with applicable laws.

SPAIN

Acknowledgement of Discretionary Nature of the Program; No Vested Rights.  By accepting the Option grant, the Employee consents to participation in the Program and acknowledges receipt of a copy of the Program.

The Employee understands that the Company has unilaterally, gratuitously and in its sole discretion granted Options under the Program to individuals who may be employees of the Company or its Subsidiaries throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis.  Consequently, the Employee understands that the Option is granted on the assumption and condition that the Option and the Shares acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Employee understands that this grant would not be made to the Employee but for the assumptions and conditions referenced above; thus, the Employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Option grant shall be null and void.

The Employee understands and agrees that, as a condition of the Option grant, unless otherwise provided in Section 5 of the Agreement, any unvested Option as of the date the Employee ceases active employment, and any vested portion of the Option not exercised within the post-termination exercise period set out in the Agreement, will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of Termination.  The Employee acknowledges that the Employee has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a Termination on the Option.

SRI LANKA

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

SWEDEN

Exercise Procedures.  Notwithstanding any provision in the Agreement to the contrary, if the Employee is a resident in Sweden, the Company may not limit the exercise method of the Option only to a cashless exercise.

UNITED KINGDOM

1.                                      Payment of Taxes.  The following provision supplements Section 4(c) of the Agreement.

If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Employee to the Subsidiary in the United Kingdom that employs the Employee (the “Employer”), effective as of the Due Date.  The Employee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue

& Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 4(c) of the Agreement.  Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax liability.  In the event that the Employee is a director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Employee on which additional income tax and national insurance contributions (“NICs”) will be payable.  The Employee will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit.

2.                                      Exclusion of Claim. The Employee acknowledges and agrees that the Employee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Employee’s ceasing to have rights under or to be entitled to exercise the Option, whether or not as a result of Termination (whether the Termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option.  Upon the grant of the Option, the Employee shall be deemed to have waived irrevocably any such entitlement.

VENEZUELA

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

VIETNAM

Mandatory Full Cashless Exercise.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, the Option may be exercised only by using the cashless method, except as otherwise determined by the Committee.  Only full cashless exercise (net proceeds remitted to the Employee in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.